Exhibit 99.1
BERKSHIRE HILLS TAKES AGGRESSIVE STRATEGIC ACTIONS TO
POSITION ITSELF FOR FUTURE GROWTH;
ENTERS NEW BUSINESS LINES;
REPORTS FOURTH QUARTER AND ANNUAL RESULTS;
AND ANNOUNCES EXECUTIVE APPOINTMENT
Dividend Declared
Pittsfield, MA — January 28, 2010 — Berkshire Hills Bancorp (BHLB) has taken aggressive strategic actions in the fourth quarter to position the Company for higher growth and earnings in 2010 and beyond. These actions included:
•	A strategic loan initiative to analyze, restructure and resolve risks in the commercial portfolio due to the impact of the recession in the Company’s markets

•
New business ventures expanded with the recruitment of a New England middle market asset based lending team, and a Private Banking and Wealth Management team in Springfield, where a new regional headquarters was opened in November

•	Re-engineering of the insurance group to enhance the customer experience as well as the group’s profitability

•	Prepayment of higher cost borrowings which did not fit into current asset/liability management strategies

•	Enhanced leadership with the appointment of Richard M. Marotta as EVP/Chief Risk Officer and the announcement of Robert M. Curley as a Director and New York Chairman
Berkshire’s President and CEO Michael P. Daly stated, “Our team has responded aggressively to the changed opportunities and challenges in our markets as a result of the economic and financial events of the last year. We have anticipated and resolved potential risks in our portfolio and announced significant new business ventures — all while generating the usual organic growth and operating results that we had planned for the quarter, before the impact of these initiatives. Berkshire continues to attract exceptional talent and we enter this new decade well positioned to build on our position as the largest regional provider in our markets. While we have recorded a loss for the quarter and the year, we have taken the appropriate steps and are utilizing our strengths to move the Company forward.”

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Berkshire’s Chairman, Lawrence A. Bossidy, added “The deep recession of the last eighteen months has stressed a number of businesses and organizations in our markets, resulting in the decision by management to restructure certain loans. To take these significant actions and to emerge with a fully satisfactory capital ratio illustrates Berkshire’s financial strength and the ability of its leadership to quickly face reality and move forward. I am very optimistic about the growth prospects and earnings potential of this enterprise.”
The Company recorded $39 million related to loan charges and reserve building in the fourth quarter following the completion of its loan initiative. Berkshire’s annual loan charge-off and nonperforming asset ratios continue to be significantly better than the most recent third quarter FDIC averages for the nation and the northeast region. The Company believes that recession related losses that have emerged have been recognized and prudently resolved and/or reserved.
Through the first nine months of 2009, Berkshire reported total net income of $8 million ($0.32 per share). Including the loan charges, the Company’s results for the fourth quarter of 2009 were a net loss of $24 million ($1.75 per share). Results for the full year were a loss of $16 million ($1.52 per share after preferred stock dividends).
CEO Daly stated, “We have seen increased signs of economic stress, primarily in three sectors related to residential construction, lodging, and community nonprofits. These stresses were seen in real estate activity and market values, and in borrower cash flows and guarantor support. While our overall loan payment performance remains comparatively strong, we mounted an intensive effort in the fourth quarter to update financial and appraisal information and to develop conservative projections of longer term risks. We are well capitalized, and we undertook an effort to reduce our risk exposures, in light of the further evidence of softness and potential softness that we observed in the fourth quarter. We performed a thorough review and in certain situations we restructured existing loans to lower levels which we feel can be sustained in the anticipated economic environment. In most of these cases, we continue to hold a loan position that has been charged off and which could provide future recoveries when economic conditions improve. These actions were usually more favorable than the sale of these loans in the market. However, in some cases, we have instead pursued the local sale or refinancing of loan balances, and we also are pursuing foreclosures in some instances. We are better positioned for the future, and this action is intended to clear the way for a recovery in 2010 earnings.”
FOURTH QUARTER FINANCIAL HIGHLIGHTS
•	8.3% tangible equity/assets at year-end, with 14.2% total equity/assets and 11% risk based capital at the bank

•	11% annualized organic commercial loan growth excluding net charge-offs

•	18% annualized demand deposit growth

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•	5% linked quarter growth in net interest income

•	3.05% net interest margin, increased from 2.96% in linked quarter

•	0.36% accruing delinquent loans to total loans

•	1.43% non-performing assets/assets

•	1.62% loan loss allowance /total loans, increased from 1.22% at start of quarter
REVIEW AND OUTLOOK
Berkshire exceeded its targets for loan and deposit growth in the fourth quarter, and produced a $290 thousand increase in core revenue, exceeding plans. Total non-interest expense met expectations before charges related to the initiatives discussed in this release. These revenue and non-interest expense results were consistent with the assumptions in the Company’s previous guidance of $0.15 fourth quarter EPS before these initiatives. The Company expects to produce earnings per share in the range of $0.85 — $0.95 in 2010. The Company also expects the annualized loan loss provision to decline to under 0.60% of average loans.
In December, Berkshire announced the recruitment of a seasoned middle market asset based lending team to service the New England and Northeastern New York markets. In January, the Company recruited a well known private banking team and a wealth management professional to complement the team at its newly opened Springfield regional headquarters. The Company also expects to open two branches later this year in its New York region, increasing to twelve its banking offices in this important growth market. In 2010, the Company will be carrying the costs of its investments in these new initiatives. Berkshire expects higher earnings in 2011 as these activities season and generate higher earnings. In December, Berkshire also participated in the creation of an innovative partnership providing financing to seven Massachusetts commercial solar projects, complementing other solar and low income housing financings which were undertaken by the Company in 2009.
The Company has announced the appointment of Richard M. Marotta as EVP/Chief Risk Officer to provide strategic leadership for the Company’s future growth. Mr. Marotta was previously EVP and Group Head, Asset Recovery at KeyBank, and has extensive career experience in credit and risk management, including asset based lending portfolios. Shepard Rainie, who has held this position, is relocating to Boston for personal reasons and will remain with the Company for an interim period to assist with this transition. Mr. Marotta’s appointment follows the recent appointment of Robert M. Curley as New York Chairman and a director of the Company, as Berkshire continues to add to the depth and capacity of its executive team.

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DIVIDEND PAYMENT
The Board of Directors maintained the cash dividend on Berkshire’s common stock, declaring a dividend of $0.16 per share to stockholders of record at the close of business on February 18, 2010 and payable on March 4, 2010. Mr. Daly commented “Our dividend is important to our shareholders and long run dividends are an important component of our shareholder value. Reflecting our urgent priority on shareholder returns, in light of the challenges in the operating environment, noncontractual management incentive compensation was not paid in 2009. Based on our capital resources and earnings expectations, we look forward to maintaining our continuous dividend payment record.”
LOAN DISCUSSION
The Company focused on commercial problem and potential problem loans. For a number of relationships, the Company negotiated loan restructurings to reduce certain borrowers’ debt service, while maintaining a charged-off component to preserve future recovery potential. Commercial loan net charge-offs totaled $28 million in the quarter. They were concentrated in relationships totaling $53 million with charge-offs totaling $22 million. Many of these relationships were current in their loan payments but were at risk of becoming delinquent in the future due to economic conditions. Among these larger relationships, most involved conforming commercial real estate mortgages granted in the 2005 — 2007 period to longstanding area borrowers who were expanding operations and who were impacted by the subsequent economic recession and its impact on values and cash flows. These relationships were spread among the Company’s regional markets, and included exposures in three sectors where the Company had seen elevated stress: residential construction, lodging, and community nonprofits. At year-end, commercial nonperforming loans totaled $35 million, or 1.30% of total assets. The Company has active workout plans on the majority of this balance, with a reduction of $20 million targeted in the first half of 2010.
The Company’s residential mortgage and consumer loan portfolios continue to perform well, with total nonperforming loans at 0.40% of related outstandings at year-end. The Company recorded $3 million in net charge-offs against these portfolios in the fourth quarter related primarily to a small number of mortgage borrowers. The Company expects its total mortgage and consumer loan charge-offs to decline in 2010, particularly due to the continuing runoff of the indirect auto portfolio.
The Company recorded total net loan charge-offs of $31 million in the fourth quarter and $39 million for the year. Berkshire’s annual loan charge-off and nonperforming assets ratios have been significantly below national and regional averages for each of the last three years based on most recent FDIC data. The Company recorded a $39 million provision for loan losses in the fourth quarter, resulting in an $8 million increase in the loan loss allowance to $32 million. The allowance measured 1.62% of total loans and 82% of non-performing assets at year-end. The allowance provides for estimated loan losses inherent in the portfolio at the balance sheet date. The Company has maintained the allowance in the range of 1.14% — 1.22% of total loans in previous quarters. It expects that these reserves will return towards prior levels as certain loan situations are resolved, and economic and market conditions improve.

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FINANCIAL CONDITION
Total assets have remained steady at $2.7 billion during 2009. Strong originations of commercial loans and home equity loans have partially offset runoff of residential mortgages and indirect auto loans. Deposit growth has benefited from the 100% insurance that Berkshire provides on all deposit balances. Deposit growth has funded increases in high quality investment securities, and the Company has not recorded any write-downs of investment securities during the year. Additionally, the Company has paid down borrowings and is well positioned to support continued growth in targeted areas. A second quarter common stock issuance raised $32 million and the Company redeemed $40 million of U.S. Treasury preferred stock, and has no funded participation in any federal stimulus programs.
Berkshire produced strong growth of $83 million (8%) in commercial loans in 2009, including growth of $30 million (11% annualized) in the fourth quarter, excluding net charge-offs. Berkshire produced a record volume of residential mortgages in 2009, responding to the high refinancing demand in its markets from residents eager to take advantage of lower rates resulting from federal stimulus. Berkshire increased its share in its major markets. Most of this low fixed rate mortgage volume was sold to federal agencies, and as a result the Company recorded runoff from its residential mortgage portfolio. Berkshire also produced a $27 million (13%) increase in 2009 in home equity and other outstandings, including the benefit of pricing promotions in the first half of the year. The balance of indirect auto loans continues to decline as the Company allows this portfolio to runoff.
Total investment securities increased by $21 million in the fourth quarter and $79 million for the year. The fourth quarter increase was due to locally originated tax exempt revenue bonds to area institutions. Most of the investment portfolio growth in 2009 related to the purchase of short duration government agency issued mortgage backed securities and corporate debt securities purchased to absorb liquidity in the low rate environment, pending further loan portfolio growth in 2010 and beyond.
Total deposits increased by $157 million (9%) for the year and by $20 million (4% annualized) in the fourth quarter. Growth in 2009 was concentrated in demand deposits ($44 million, 19%) and money market deposits ($85 million, 19%), reflecting Berkshire’s emphasis on relationship promotions. By emphasizing lower cost non-maturity deposits and lowering time deposit costs, Berkshire has reduced the cost of its deposits in order to offset the impact of lower asset yields in the current low interest rate environment. Deposit growth has been highest in Berkshire’s New York market, reflecting ongoing market share growth resulting from Berkshire’s de novo expansion in this attractive region. Deposit growth was channeled into improved liquidity for the Company, including higher investment securities and lower borrowings. The ratio of loans/deposits stood at 99% at year-end.

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Tangible common equity measured $14.98 per share at year-end 2009, compared to $15.73 at the end of the prior year. Total common equity measured $27.64 per share at year-end 2009 compared to $30.33 at year-end 2008. The Company’s ratio of tangible common equity to assets measured a strong 8.3% at year-end 2009, which was up from 7.6% at the prior year-end. The ratio of total common equity to assets was 14.2% at year-end 2009 compared to 13.8% a year earlier. Berkshire Bank’s risk based capital measured 11% at year-end 2009 and the Bank exceeded all capital measures for the “Well Capitalized” regulatory classification.
RESULTS OF OPERATIONS
Berkshire took actions to manage the impacts of the recession and financial markets on its operations in 2009. The Company stepped up its lending to its markets to provide needed financing resources as various national providers pulled back from the region. Federal stimulus activities resulted in near zero interest rates, which reduced the Company’s net interest margin, but Berkshire absorbed this impact rather than booking fixed rate assets which could hurt income in future periods when stimulus is removed. The Company also absorbed the impact of increases in premiums and assessments charged by the FDIC to all insured banks. Berkshire created the new Integrated Services division and re-engineered its insurance group to improve sales and service delivery and enhance profitability in light of current market conditions, while positioning itself better for regional expansion. The Company has made several important recent hires relating to its New York leadership, new asset based lending team, retail management, private banking, and wealth management — as well as the Chief Risk Officer position described in this release. With the contribution from these many initiatives, the Company expects to boost revenues and earnings in 2010.
As a result of the previously discussed loan charges, the Company reported a net loss in the fourth quarter and full year of 2009. Fourth quarter results were also impacted by a $2.1 million charge to non-interest income for the prepayment of borrowings and approximately $2.0 million in non-interest expenses related to the Company’s initiatives. The borrowing prepayment allowed the Company to substitute low cost overnight borrowings for longer term higher cost borrowings, with an earn-back expected in 2010 and 2011. Before the impact of the above items, Berkshire’s core revenue and non-interest expense were generally consistent with the expectations in its prior guidance of $0.15 earnings per share for the fourth quarter. Per share results also reflected additional shares outstanding as a result of stock issuances, along with the impact of dividend charges on preferred stock which was repaid to the U. S. Treasury in the second quarter of 2009.
The net interest margin continued to rebound in the fourth quarter, improving to 3.05% from 2.91% in the second quarter. Together with the benefit of higher earning assets, net interest income grew by 5% in the fourth quarter, compared to the prior quarter. In addition to low interest rates, market deposit interest rate floors and runoff of mortgage and auto loans have also pressured margins. Income was also reduced by the elimination in 2009 of dividends from the Federal Home Loan Bank of Boston; these dividends totaled $0.8 million in 2008.

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Fourth quarter fee income of $6.1 million was unchanged compared to the prior year. This was an improvement from the 7% decrease for the full year mainly due to the impact of the recession and market pricing conditions in the first half of 2009. Berkshire’s insurance group was re-engineered to improve profitability to help offset the continuing impact of these pricing conditions on revenues. In wealth management, assets under management totaled $670 million at year-end 2009, unchanged from 2008. Total full year banking fees (including deposit and loan fees) increased 2% from year-to-year. The loan loss provision increased in 2009 due primarily due to the higher fourth quarter loan charge-offs and the increase in the loan loss allowance that were previously discussed.
Before the previously discussed expenses of the Company’s initiatives, fourth quarter non-interest expense was $19.2 million which was generally in line with the Company’s expectations and reflected a $0.3 million increase from the linked quarter due to seasonal factors and the new asset based lending team. The fourth quarter expenses of the Company’s initiatives totaled $2.0 million including professional and legal fees, along with sign-on and severance compensation related to the previously discussed initiatives. For the year 2009, total non-interest expense increased by $6.9 million (10%) due primarily to the fourth quarter increases discussed above, along with the $3.8 million full year increase in FDIC insurance expense (including a $1.3 million special industry assessment in the second quarter). The Company has recorded an income tax benefit in the fourth quarter and the full year due primarily to the impact of the loan loss provision on operating results.
CONFERENCE CALL
Berkshire will conduct a conference call/webcast at 10:00 A.M. eastern time on Friday, January 29, 2010 to discuss the results for the quarter and guidance about expected future results. Information about the conference call follows:

Dial-in:	800-860-2442

Webcast:	www.berkshirebank.com (Investor Relations link)
A telephone replay of the call will be available through February 7, 2010 by calling 877-344-7529 and entering conference number: 436740. The webcast and a podcast will be available at Berkshire’s website above for an extended period of time.
BACKGROUND
Berkshire Hills Bancorp is headquartered in Pittsfield, Massachusetts. It has $2.7 billion in assets and is the parent of Berkshire Bank — America’s Most Exciting BankSM. The Company provides personal and business banking, insurance, investment, and wealth management services through 46 financial centers in western Massachusetts, northeastern New York, and southern Vermont. Berkshire Bank provides 100% deposit insurance protection, regardless of amount, based on a combination of FDIC insurance and the Depositors Insurance Fund (DIF). For more information, visit www.berkshirebank.com or call 800-773-5601.

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FORWARD LOOKING STATEMENTS
Statements in this news release regarding Berkshire Hills Bancorp that are not historical facts are “forward-looking statements”. These statements reflect management’s views of future events, and involve risks and uncertainties. For a discussion of factors that could cause actual results to differ materially from expectations, see “Forward Looking Statements” in the Company’s 2008 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, which are available at the Securities and Exchange Commission’s Internet website (www.sec.gov) and to which reference is hereby made. Actual future results may differ significantly from results discussed in these forward-looking statements, and undue reliance should not be placed on such statements. Except as required by law, the Company assumes no obligation to update any forward-looking statements.
NON-GAAP FINANCIAL MEASURES
This news release contains certain non-GAAP financial measures in addition to results presented in accordance with Generally Accepted Accounting Principles (“GAAP”). These non-GAAP measures provide supplemental perspectives on operating results, performance trends, and financial condition. They are not a substitute for GAAP measures; they should be read and used in conjunction with the Company’s GAAP financial information. A reconciliation of non-GAAP financial measures to GAAP measures is included in the accompanying financial tables. In all cases, it should be understood that non-GAAP per share measures do not depict amounts that accrue directly to the benefit of shareholders. The Company utilizes the non-GAAP measure of core earnings in evaluating operating trends, including components for core revenue and expense. These measures exclude amounts which the Company views as unrelated to its normalized operations, including merger costs and restructuring costs. Similarly, the efficiency ratio is also adjusted for these non-core items. Additionally, the Company adjusts core income to exclude amortization of intangibles to arrive at a measure of the underlying operating cash return for the benefit of stockholders. The Company also adjusts certain equity related measures to exclude intangible assets due to the importance of these measures to the investment community. In the first quarter of 2009, the Company adjusted core earnings per share and core return on tangible common equity to be net of preferred stock dividends. These measures were not adjusted in this manner in the second quarter of 2009. The second quarter deemed dividend was a nonrecurring non-cash charge with no impact on stockholders’ equity and did not reflect a core economic event in the Company’s view. Additionally, the Company held cash at near-zero interest rates in the second quarter while it awaited the approval of the U.S. Treasury to repay the preferred stock. Accordingly, the preferred stock cash dividend and accretion charges were viewed by the Company as non-core one-time charges against income available to common stockholders related to the process of repaying the preferred stock. In the fourth quarter of 2009, the Company described loan charges and expenses related to its fourth quarter initiatives, and discussed earnings before these charges in order to provide more information about how earnings results compared to its earlier guidance.
# # #

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CONTACTS
Investor Relations Contact
David H. Gonci
Capital Markets Officer
413-281-1973
Media Contact
Fedelina Madrid
Vice President, Senior Marketing Officer
413-236-3733

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BERKSHIRE HILLS BANCORP, INC.
CONSOLIDATED BALANCE SHEETS — UNAUDITED

	December 31,	September 30,	December 31,
(In thousands)	2009	2009	2008
Assets
Total cash and cash equivalents	$25,770	$21,857	$25,783
Federal funds sold and short-term investments	6,838	4,598	19,015

Trading security	15,880	16,641	18,144
Securities available for sale, at fair value	324,345	328,446	274,380
Securities held to maturity, at amortized cost	57,621	31,535	25,872
Federal Home Loan Bank stock and other restricted securities	23,120	23,120	23,120

Total securities	420,966	399,742	341,516

Loans held for sale	4,146	1,500	1,768

Residential mortgages	609,007	625,864	677,254
Commercial mortgages	851,828	857,884	805,456
Commercial business loans	186,044	178,337	178,934
Consumer loans	314,779	324,099	345,508

Total loans	1,961,658	1,986,184	2,007,152
Less: Allowance for loan losses	(31,816)	(24,297)	(22,908)

Net loans	1,929,842	1,961,887	1,984,244

Premises and equipment, net	37,390	36,062	37,448
Goodwill	161,725	161,725	161,178
Other intangible assets	14,375	15,155	17,652
Cash surrender value of life insurance policies	36,904	36,569	35,668
Derivative assets	3,267	4,243	3,741
Other assets	59,201	37,296	38,716

Total assets	$2,700,424	$2,680,634	$2,666,729

Liabilities and stockholders’ equity
Demand deposits	$276,587	$264,827	$233,040
NOW deposits	197,176	195,496	190,828
Money market deposits	532,840	522,901	448,238
Savings deposits	208,597	212,683	211,156

Total non-maturity deposits	1,215,200	1,195,907	1,083,262
Time deposits	771,562	770,911	746,318

Total deposits	1,986,762	1,966,818	1,829,580

Borrowings	291,204	259,559	359,157
Junior subordinated debentures	15,464	15,464	15,464
Derivative liabilities	13,720	18,004	23,868
Other liabilities	8,693	10,484	30,235

Total liabilities	2,315,843	2,270,329	2,258,304

Total preferred stockholders’ equity	—	—	36,822
Total common stockholders’ equity	384,581	410,305	371,603

Total stockholders’ equity	384,581	410,305	408,425

Total liabilities and stockholders’ equity	$2,700,424	$2,680,634	$2,666,729

BERKSHIRE HILLS BANCORP, INC.
CONSOLIDATED LOAN & DEPOSIT ANALYSIS — UNAUDITED
LOAN ANALYSIS

				Annualized Growth %
	December 31, 2009	September 30, 2009	December 31, 2008	Quarter ended
(Dollars in millions)	Balance	Balance	Balance	December 31, 2009	Year to date
Total residential mortgages	$609	$626	$677	(11)%	(10)%
Commercial mortgages:
Construction	111	128	130	(53)	(15)
Single and multi-family	81	81	70	—	16
Commercial real estate	660	649	605	7	9

Total commercial mortgages	852	858	805	(3)	6

Commercial business loans	186	178	179	18	4

Total commercial loans (1)	1,038	1,036	984	1	5

Consumer loans:
Auto	75	87	133	(55)	(44)
Home equity and other	240	237	213	5	13

Total consumer loans	315	324	346	(11)	(9)

Total loans	$1,962	$1,986	$2,007	(5)%	(2)%

(1)	Commercial loans, excluding net charge-offs, increased $83 million in 2009, including $30 million in the fourth quarter.
DEPOSIT ANALYSIS

				Annualized Growth %
	December 31, 2009	September 30, 2009	December 31, 2008	Quarter ended
(Dollars in millions)	Balance	Balance	Balance	December 31, 2009	Year to date
Demand	$277	$265	$233	18%	19%
NOW	197	195	191	4	3
Money market	533	523	448	8	19
Savings	209	213	211	(7)	(1)

Total non-maturity deposits	1,216	1,196	1,083	6	12

Time less than $100,000	381	385	395	(4)	(4)
Time $100,000 or more	390	386	351	5	11

Total time deposits	771	771	746	0	3

Total deposits	$1,987	$1,967	$1,829	4%	9%

BERKSHIRE HILLS BANCORP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS — UNAUDITED

	Three Months Ended		Years Ended
	December 31,		December 31,
(In thousands, except per share data)	2009	2008	2009	2008
Interest and dividend income
Loans	$24,869	$29,343	$101,705	$120,567
Securities and other	3,502	3,419	13,771	12,644

Total interest and dividend income	28,371	32,762	115,476	133,211
Interest expense
Deposits	7,419	9,248	32,614	41,733
Borrowings and junior subordinated debentures	2,956	4,044	13,266	15,738

Total interest expense	10,375	13,292	45,880	57,471

Net interest income	17,996	19,470	69,596	75,740
Non-interest income
Deposit, loan and interest rate swap fees	2,978	2,826	11,198	11,011
Insurance commissions and fees	1,991	2,139	12,171	13,619
Wealth management fees	1,141	1,171	4,812	5,704

Total fee income	6,110	6,136	28,181	30,334
Other	613	241	1,705	1,283
Loss on sale of securities, net	—	—	(4)	(22)
Non-recurring loss	(2,071)	—	(893)	—

Total non-interest income	4,652	6,377	28,989	31,595

Total net revenue	22,648	25,847	98,585	107,335
Provision for loan losses	38,730	1,400	47,730	4,580
Non-interest expense
Salaries and employee benefits	10,269	8,988	38,280	38,282
Occupancy and equipment	2,953	2,736	11,614	11,238
Marketing, data processing, and professional services	3,777	2,112	10,674	7,741
FDIC premiums and special assessment	796	535	4,544	761
Non-recurring expenses	—	—	601	683
Amortization of intangible assets	779	838	3,278	3,830
Other	2,622	2,047	9,580	9,164

Total non-interest expense	21,196	17,256	78,571	71,699

(Loss) income before income taxes	(37,278)	7,191	(27,716)	31,056
Income tax (benefit) expense	(13,075)	1,985	(11,649)	8,812

Net (loss) income	$(24,203)	$5,206	$(16,067)	$22,244

Less: Cumulative preferred stock dividend and accretion	—	—	1,030	—
Less: Deemed dividend resulting from preferred stock repayment	—	—	2,954	—

Net (loss) income available to common stockholders	$(24,203)	$5,206	$(20,051)	$22,244

Basic (loss) earnings per common share	$(1.75)	$0.44	$(1.52)	$2.08
Diluted (loss) earnings per common share	$(1.75)	$0.44	$(1.52)	$2.06

Weighted average common shares outstanding
Basic	13,817	11,804	13,189	10,700
Diluted	13,817	11,892	13,189	10,791

BERKSHIRE HILLS BANCORP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS — UNAUDITED

	Quarters Ended
	Dec. 31,	Sept. 30,	June 30,	Mar. 31,	Dec. 31,
(In thousands, except per share data)	2009	2009	2009	2009	2008
Interest and dividend income
Loans	$24,869	$25,034	$25,370	$26,432	$29,343
Securities and other	3,502	3,426	3,395	3,448	3,419

Total interest and dividend income	28,371	28,460	28,765	29,880	32,762
Interest expense
Deposits	7,419	8,045	8,677	8,473	9,248
Borrowings and junior subordinated debentures	2,956	3,250	3,364	3,696	4,044

Total interest expense	10,375	11,295	12,041	12,169	13,292

Net interest income	17,996	17,165	16,724	17,711	19,470
Non-interest income
Deposit, loan and interest rate swap fees	2,978	3,286	2,307	2,627	2,826
Insurance commissions and fees	1,991	2,337	3,274	4,569	2,139
Wealth management fees	1,141	1,369	1,113	1,189	1,171

Total fee income	6,110	6,992	6,694	8,385	6,136
Other	613	272	468	352	241
(Loss) gain on sale of securities, net	—	(5)	3	(2)	—
Non-recurring (loss) income	(2,071)	1	1,240	(63)	—

Total non-interest income	4,652	7,260	8,405	8,672	6,377

Total net revenue	22,648	24,425	25,129	26,383	25,847
Provision for loan losses	38,730	4,300	2,200	2,500	1,400
Non-interest expense
Salaries and employee benefits	10,269	9,757	8,902	9,352	8,988
Occupancy and equipment	2,953	2,674	2,859	3,128	2,736
Marketing, data processing, and professional services	3,777	2,574	2,233	2,090	2,112
FDIC premiums and special assessment	796	669	2,387	692	535
Non-recurring expenses	—	—	601	—	—
Amortization of intangible assets	779	833	833	833	838
Other	2,622	2,437	2,163	2,358	2,047

Total non-interest expense	21,196	18,944	19,978	18,453	17,256

(Loss) income before income taxes	(37,278)	1,181	2,951	5,430	7,191
Income tax (benefit) expense	(13,075)	(741)	620	1,547	1,985

Net (loss) income	$(24,203)	$1,922	$2,331	$3,883	$5,206

Less: Cumulative preferred stock dividend and accretion	—	—	393	637	—
Less: Deemed dividend resulting from preferred stock repayment	—	—	2,954	—	—

Net (loss) income available to common stockholders	$(24,203)	$1,922	$(1,016)	$3,246	$5,206

Basic (loss) earnings per common share	$(1.75)	$0.14	$(0.08)	$0.27	$0.44
Diluted (loss) earnings per common share	$(1.75)	$0.14	$(0.08)	$0.27	$0.44

Weighted average common shares outstanding
Basic	13,817	13,806	12,946	12,164	11,804
Diluted	13,817	13,857	12,946	12,247	11,892

BERKSHIRE HILLS BANCORP AND SUBSIDIARIES
ASSET QUALITY ANALYSIS

	At or for the Quarters Ended
	Dec. 31,	Sept. 30,	June 30,	Mar. 31,	Dec. 31,
(Dollars in thousands)	2009	2009	2009	2009	2008
NON-PERFORMING ASSETS
Non-accruing loans:
Residential mortgages	$3,304	$2,399	$2,396	$2,740	$1,646
Commercial mortgages	31,917	17,077	6,087	7,276	7,738
Commercial business loans	3,115	2,041	1,442	1,861	1,921
Consumer loans	364	1,089	1,326	587	866

Total non-accruing loans	38,700	22,606	11,251	12,464	12,171
Other real estate owned	30	130	130	371	498

Total non-performing assets	$38,730	$22,736	$11,381	$12,835	$12,669

Total non-accruing loans/total loans	1.97%	1.14%	0.57%	0.63%	0.61%
Total non-performing assets/total assets	1.43%	0.85%	0.42%	0.47%	0.48%

PROVISION AND ALLOWANCE FOR LOAN LOSSES
Balance at beginning of period	$24,297	$22,917	$22,903	$22,908	$22,886
Charged-off loans	(31,254)	(2,955)	(2,291)	(2,643)	(1,474)
Recoveries on charged-off loans	43	35	105	138	96

Net loans charged-off	(31,211)	(2,920)	(2,186)	(2,505)	(1,378)
Provision for loan losses	38,730	4,300	2,200	2,500	1,400

Balance at end of period	$31,816	$24,297	$22,917	$22,903	$22,908

Allowance for loan losses/non-accruing loans	82%	107%	204%	184%	188%
Allowance for loan losses/total loans	1.62%	1.22%	1.16%	1.16%	1.14%

NET LOAN CHARGE-OFFS
Residential mortgages	$(1,873)	$—	$(27)	$(117)	$—
Commercial mortgages	(23,024)	(2,348)	(755)	(1,448)	(900)
Commercial business loans	(4,864)	(72)	(795)	(150)	(10)
Auto	(491)	(443)	(608)	(753)	(468)
Home equity and other	(959)	(57)	(1)	(37)	—

Total, net	$(31,211)	$(2,920)	$(2,186)	$(2,505)	$(1,378)

Net charge-offs (YTD annualized)/average loans	1.99%	0.52%	0.48%	0.51%	0.19%

DELINQUENT AND NON-ACCRUING LOANS/TOTAL LOANS
30-89 Days delinquent	0.35%	0.34%	0.63%	0.45%	0.46%
90+ Days delinquent and still accruing	0.01%	0.08%	0.03%	0.01%	0.05%

Total accruing delinquent loans	0.36%	0.42%	0.66%	0.46%	0.51%

Non-accruing loans	1.97%	1.14%	0.57%	0.63%	0.61%

Total delinquent and non-accruing loans	2.33%	1.56%	1.23%	1.09%	1.12%

BERKSHIRE HILLS BANCORP AND SUBSIDIARIES
SELECTED FINANCIAL HIGHLIGHTS

At or for the Quarters Ended
Dec. 31,	Sept. 30,	June 30,	Mar. 31,	Dec. 31,
2009	2009	2009	2009	2008

PERFORMANCE RATIOS
Core return on tangible assets	(3.49)%	0.44%	0.45%	0.77%	0.98%
Return on total assets	(3.55)	0.29	0.35	0.59	0.79
Core return on tangible common equity	(37.31)	4.70	5.23	8.54	12.70
Return on total common equity	(23.26)	1.86	2.38	3.52	5.62
Net interest margin, fully taxable equivalent	3.05	2.96	2.91	3.11	3.41
Core tangible non-interest income to tangible assets	1.05	1.16	1.15	1.42	1.04
Non-interest income to assets	0.68	1.08	1.26	1.32	0.97
Core tangible non-interest expense to tangible assets	3.20	2.88	2.97	2.86	2.68
Non-interest expense to assets	3.11	2.82	2.99	2.80	2.62
Efficiency ratio	80.61	72.49	75.85	65.23	62.24

GROWTH
Total loans, year-to-date (annualized)	(2)%	(1)%	(4)%	(8)%	3%
Total deposits, year-to-date (annualized)	9	10	13	24	—
Total net revenues, year-to-date, compared to prior year	(8)	(7)	(6)	(5)	21

FINANCIAL DATA (In millions)
Total assets	$2,700	$2,681	$2,681	$2,724	$2,667
Total loans	1,962	1,986	1,969	1,969	2,007
Total intangible assets	176	177	178	179	179
Total deposits	1,987	1,967	1,951	1,938	1,830
Total common stockholders’ equity	385	410	408	376	372
Total core (loss) income	(23.0)	1.9	2.0	3.9	5.2
Total net (loss) income	(24.2)	1.9	2.3	3.9	5.2

ASSET QUALITY RATIOS
Net charge-offs (current quarter annualized)/average loans	6.21%	0.59%	0.45%	0.51%	0.27%
Non-performing assets/total assets	1.43	0.85	0.42	0.47	0.48
Allowance for loan losses/total loans	1.62	1.22	1.16	1.16	1.14
Allowance for loan losses/non-accruing loans	0.82	x	1.07	x	2.04	x	1.84	x	1.88	x

PER COMMON SHARE DATA
Core (loss) earnings, diluted	$(1.66)	$0.14	$0.15	$0.27	$0.44
Net (loss) earnings, diluted	(1.75)	0.14	(0.08)	0.27	0.44
Tangible common book value	14.98	16.76	16.52	16.02	15.73
Total common book value	27.64	29.46	29.29	30.54	30.33
Market price at period end	20.68	21.94	20.78	22.92	30.86
Dividends	0.16	0.16	0.16	0.16	0.16

CAPITAL RATIOS
Common stockholders’ equity to total assets	14.24%	15.31%	15.20%	13.80%	13.82%
Tangible common stockholders’ equity to tangible assets	8.26	9.32	9.18	7.74	7.62

(1)	Reconciliations of Non-GAAP financial measures, including all references to core and tangible amounts, appear on pages F-9 and F-10. Tangible assets are total assets less total intangible assets.

(2)	All performance ratios are annualized and are based on average balance sheet amounts, where applicable.

BERKSHIRE HILLS BANCORP AND SUBSIDIARIES
AVERAGE BALANCES

	Quarters Ended
	Dec 31,	Sept. 30,	June 30,	Mar. 31,	Dec. 31,
(In thousands)	2009	2009	2009	2009	2008
Assets
Loans
Residential mortgages	$620,105	$621,632	$637,232	$675,905	$679,000
Commercial mortgages	869,087	832,716	810,421	804,109	808,308
Commercial business loans	186,898	177,720	173,486	173,055	185,434
Consumer loans	319,087	329,177	338,506	343,296	343,894

Total loans	1,995,177	1,961,245	1,959,645	1,996,365	2,016,636
Securities	407,144	384,204	346,274	335,414	304,466
Federal funds sold and short-term investments	14,293	30,956	73,874	49,966	15,345

Total earning assets	2,416,614	2,376,405	2,379,793	2,381,745	2,336,447
Goodwill and other intangible assets	176,482	177,233	178,164	178,711	179,187
Other assets	112,159	115,223	125,446	113,471	105,097

Total assets	$2,705,255	$2,668,861	$2,683,403	$2,673,927	$2,620,731

Liabilities and stockholders’ equity
Deposits
NOW	$192,693	$179,837	$187,174	$193,038	$196,326
Money market	540,539	511,191	483,302	462,518	453,977
Savings	212,402	213,016	210,678	213,074	220,565
Time	768,415	781,732	795,155	762,940	746,913

Total interest-bearing deposits	1,714,049	1,685,776	1,676,309	1,631,570	1,617,781
Borrowings and debentures	272,997	287,812	310,323	365,833	382,015

Total interest-bearing liabilities	1,987,046	1,973,588	1,986,632	1,997,403	1,999,796
Non-interest-bearing demand deposits	279,495	261,592	251,565	232,480	229,175
Other liabilities	25,972	23,716	30,146	32,960	17,566

Total liabilities	2,292,513	2,258,896	2,268,343	2,262,843	2,246,537

Total stockholders’ common equity	412,742	409,965	392,321	374,207	368,991
Total stockholders’ preferred equity	—	—	22,739	36,877	5,203

Total stockholders’ equity	412,742	409,965	415,060	411,084	374,194

Total liabilities and stockholders’ equity	$2,705,255	$2,668,861	$2,683,403	$2,673,927	$2,620,731

Supplementary data
Total non-maturity deposits	$1,225,129	$1,165,636	$1,132,719	$1,101,110	$1,100,043
Total deposits	1,993,544	1,947,368	1,927,874	1,864,050	1,846,956
Fully taxable equivalent income adj.	609	555	562	566	532

(1)	Average balances for securities available-for-sale are based on amortized cost. Total loans include non-accruing loans.

BERKSHIRE HILLS BANCORP AND SUBSIDIARIES
AVERAGE YIELDS (Fully Taxable Equivalent — Annualized)

	Quarters Ended
	Dec. 31,	Sept. 30,	June 30,	Mar. 31,	Dec. 31,
	2009	2009	2009	2009	2008
Earning assets
Loans
Residential mortgages	5.32%	5.38%	5.46%	5.56%	5.64%
Commercial mortgages	4.87	5.02	5.17	5.39	6.01
Commercial business loans	5.30	5.53	5.76	5.96	5.99
Consumer loans	4.20	4.33	4.46	4.64	5.46
Total loans	4.95	5.06	5.19	5.37	5.79
Securities	4.01	4.11	4.58	4.85	5.14
Federal funds sold and short-term investments	0.15	0.24	0.24	0.17	0.54
Total earning assets	4.76	4.84	4.94	5.18	5.67

Funding liabilities
Deposits
NOW	0.40	0.36	0.45	0.40	0.52
Money Market	1.08	1.25	1.42	1.40	1.73
Savings	0.30	0.31	0.34	0.44	0.68
Time	2.88	3.10	3.32	3.43	3.54
Total interest-bearing deposits	1.72	1.89	2.08	2.11	2.27
Borrowings and debentures	4.30	4.48	4.35	4.10	4.21
Total interest-bearing liabilities	2.07	2.27	2.43	2.47	2.64

Net interest spread	2.69	2.57	2.51	2.71	3.03
Net interest margin	3.05	2.96	2.91	3.11	3.41

Cost of funds	1.82	2.00	2.16	2.21	2.37
Cost of deposits	1.48	1.64	1.81	1.84	1.99

(1)	Average balances and yields for securities available-for-sale are based on amortized cost.

(2)	Cost of funds includes all deposits and borrowings.

BERKSHIRE HILLS BANCORP AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

			At or for the Quarters Ended
			Dec. 31,	Sept. 30,	June 30,	Mar. 31,	Dec. 31,
(Dollars in thousands)			2009	2009	2009	2009	2008
Net (loss) income			$(24,203)	$1,922	$2,331	$3,883	$5,206
Adj: Loss (gain) on sale of securities, net			—	5	(3)	2	—
Less: Merger termination fee			—	—	(970)	—	—
Adj: Other non-recurring income			—	(1)	(270)	—	—
Adj: Loss on prepayment of borrowings, net			2,071	—	—	804	—
Adj: Gain on swap termination			—	—	—	(741)	—
Plus: Merger related expenses			—	—	215	—	—
Plus: Other non-recurring expense			—	—	386	—	—
Adj: Income taxes			(866)	(2)	269	(27)	—

Total core (loss) income	(A	)	$(22,998)	$1,924	$1,958	$3,921	$5,206
Plus: Amortization of intangible assets			779	833	833	833	838

Total tangible core (loss) income	(B	)	$(22,219)	$2,757	$2,791	$4,754	$6,044

Total non-interest income			$4,652	$7,260	$8,405	$8,672	$6,377
Adj: Loss (gain) on sale of securities, net			—	5	(3)	2	—
Adj: Non-recurring loss			2,071	(1)	(1,240)	63	—

Total core non-interest income	(C	)	6,723	7,264	7,162	8,737	6,377
Net interest income			17,996	17,165	16,724	17,711	19,470

Total core revenue	(D	)	$24,719	$24,429	$23,886	$26,448	$25,847

Total non-interest expense			$21,196	$18,944	$19,978	$18,453	$17,256
Less: Non-recurring expense			—	—	(601)	—	—

Core non-interest expense	(E	)	21,196	18,944	19,377	18,453	17,256
Less: Amortization of intangible assets			(779)	(833)	(833)	(833)	(838)

Total core tangible non-interest expense	(F	)	$20,417	$18,111	$18,544	$17,620	$16,418

(Dollars in millions, except per share data)
Total average assets			$2,705	$2,669	$2,683	$2,674	$2,621
Less: Average intangible assets			(176)	(177)	(178)	(179)	(179)

Total average tangible assets	(G	)	$2,529	$2,492	$2,505	$2,495	$2,442

Total average stockholders’ equity			$413	$410	$415	$411	$374
Less: Average intangible assets			(176)	(177)	(178)	(179)	(179)

Total average tangible stockholders’ equity			236	233	237	232	195
Less: Average preferred equity			—	—	(23)	(37)	(6)

Total average tangible common stockholders’ equity	(H	)	$236	$233	$214	$195	$189

Total stockholders’ equity, period-end			$385	$410	$408	$413	$408
Less: Intangible assets, period-end			(176)	(177)	(178)	(179)	(179)

Total tangible stockholders’ equity, period-end			208	233	230	234	229
Less: Preferred equity, period-end			—	—	—	(37)	(37)

Total tangible common stockholders’ equity, period-end	(I	)	$208	$233	$230	$197	$192

Total common shares outstanding, period-end (thousands)	(J	)	13,916	13,928	13,916	12,306	12,253
Average diluted common shares outstanding (thousands)	(K	)	13,817	13,857	12,946	12,247	11,892

Core (loss) earnings per common share, diluted (1)	(A/K	)	$(1.66)	$0.14	$0.15	$0.27	$0.44
Tangible book value per common share, period-end	(I/J	)	$14.98	$16.76	$16.52	$16.02	$15.73

Core return on tangible assets	(B/G	)	(3.49)%	0.44%	0.45%	0.77%	0.98%
Core return on tangible common equity (1)	(B/H	)	(37.31)	4.70	5.23	8.54	12.70
Core tangible non-interest income to tangible assets	(C/G	)	1.05	1.16	1.15	1.42	1.04
Core tangible non-interest expense to tangible assets	(F/G	)	3.20	2.88	2.97	2.86	2.68
Efficiency ratio (2)			80.61	72.49	75.85	65.23	62.24

(1)
March 31, 2009 EPS and ratios include a $637,000 reduction in core income and tangible core income related to cumulative preferred stock dividend and accretion. Preferred dividend charges recorded in Q2 were deemed non-core due to preferred stock repayment.

(2)
Efficiency ratio is computed by dividing total tangible core non-interest expense by the sum of total net interest income on a fully taxable equivalent basis and total core non-interest income. The Company uses this non-GAAP measure, which is used widely in the banking industry, to provide important information regarding its operational efficiency.

(3)	Ratios are annualized and based on average balance sheet amounts, where applicable.

(4)	Quarterly data may not sum to year-to-date data due to rounding.

BERKSHIRE HILLS BANCORP AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

			At or for the Years Ended
			December 31,	December 31,
(Dollars in thousands)			2009	2008
Net (loss) income			$(16,067)	$22,244
Adj: Loss on sale of securities, net			4	22
Less: Merger termination fee			(970)	—
Adj: Other non-recurring income			(271)	—
Adj: Loss on prepayment of borrowings, net			2,875	—
Adj: Gain on swap termination			(741)	—
Plus: Merger related expenses			215	—
Plus: Other non-recurring expense			386	683
Adj: Income taxes			(626)	(699)

Total core (loss) income	(A	)	$(15,195)	$22,250
Plus: Amortization of intangible assets			3,278	3,830

Total tangible core (loss) income	(B	)	$(11,917)	$26,080

Total non-interest income			$28,989	$31,595
Adj: Loss on sale of securities, net			4	22
Adj: Non-recurring loss			893	—

Total core non-interest income	(C	)	29,886	31,617
Net interest income			69,596	75,740

Total core revenue	(D	)	$99,482	$107,357

Total non-interest expense			$78,571	$71,699
Less: Non-recurring expense			(601)	(683)

Core non-interest expense	(E	)	77,970	71,016
Less: Amortization of intangible assets			(3,278)	(3,830)

Total core tangible non-interest expense	(F	)	$74,692	$67,186

(Dollars in millions, except per share data)
Total average assets			$2,683	$2,551
Less: Average intangible assets			(178)	(180)

Total average tangible assets	(G	)	$2,505	$2,371

Total average stockholders’ equity			$412	$343
Less: Average intangible assets			(178)	(180)

Total average tangible stockholders’ equity			234	163
Less: Average preferred equity			(15)	(1)

Total average tangible common stockholders’ equity	(H	)	$219	$162

Total stockholders’ equity, period-end			$385	$408
Less: Intangible assets, period-end			(176)	(179)

Total tangible stockholders’ equity, period-end			208	229
Less: Preferred equity, period-end			—	(40)

Total tangible common stockholders’ equity, period-end	(I	)	$208	$189

Total common shares outstanding, period-end (thousands)	(J	)	13,916	12,253
Average diluted common shares outstanding (thousands)	(K	)	13,189	10,791

Core (loss) earnings per common share, diluted (1)	(A/K	)	$(1.20)	$2.06
Tangible book value per common share, period-end	(I/J	)	$14.98	$15.47

Core return on tangible assets	(B/G	)	(0.48)%	1.10%
Core return on tangible common equity (1)	(B/H	)	(5.73)	16.16
Core tangible non-interest income to tangible assets	(C/G	)	1.19	1.33
Core tangible non-interest expense to tangible assets	(F/G	)	2.98	2.83
Efficiency ratio (2)			73.39	61.40

(1)
December 31, 2009 EPS and ratios include a $637,000 reduction in core income and tangible core income for cumulative preferred stock dividend and accretion accumulated during Q1 2009. Preferred dividend charges recorded in Q2 were deemed non-core due to preferred stock repayment.

(2)
Efficiency ratio is computed by dividing total tangible core non-interest expense by the sum of total net interest income on a fully interest income on a fully taxable equivalent basis and total core non-interest income. The Company uses this non-GAAP measure, which is used widely in the banking industry, to provide important information regarding its operational efficiency.

(3)	Ratios are annualized and based on average balance sheet amounts, where applicable.

(4)	Quarterly data may not sum to year-to-date data due to rounding.